                                                                     Exhibit 3.4

                          SIERRA HEALTH SERVICES, INC.
                   CERTIFICATE PURSUANT TO NRS SECTION 78.207

     Pursuant  to Nevada  Revised  Statutes  (the  "NRS")  Section  78.207,  the
undersigned  hereby  certifies  that the Board of  Directors  of  Sierra  Health
Services,  Inc., a Nevada corporation (the "Company"),  desiring to increase the number of authorized  shares of common stock of the Company and  correspondingly increase the number of issued and  outstanding  shares of the  Company's  common stock (the "Stock Split") without  amending the Articles of Incorporation of the
Company,  agreed to do so, as set forth more fully below,  acting by resolutions adopted by the  Directors  of the Company at its May 12, 1998  meeting,  and the undersigned further certifies that:

     (a) The Company's  number of authorized  shares of common stock,  par value
$.005,  was  40,000,000,  and the  Company's  number  of  authorized  shares  of preferred stock, par value $.01, was 1,000,000, each before giving effect to the
Stock Split;

     (b) After  giving  effect  to the  Stock  Split,  the  Company's  number of authorized shares of common stock will increase to 60,000,000;  the par value of the common stock will remain $.005 (the Board having  authorized the transfer of one-half  of one cent for each share of Common  Stock  issued by the  Company as part of the Stock Split,  as well as the amount paid in settlement of fractional share interests,  from the Company's  Additional  Paid-in Capital account to the
Company's Common Stock account);  the Company's  number of authorized  shares of preferred stock will remain 1,000,000;  and the par value of the preferred stock will remain $.01;

     (c) As a result of the Stock  Split,  one-half  of a share of common  stock shall  be  issued  for each  share of  issued  common  stock as of the  close of business on May 18, 1998;

     (d)  Fractional  shares  will not be  issued in  connection  with the Stock
Split;  the Company will pay cash in lieu of fractional  shares,  based upon the closing  price of the  Company's  common  stock on the record  date of the Stock
Split, May 18, 1998; and the percentage of all issued and outstanding  shares of common stock affected by such payment may be as much as 100%.

     (e)  Stockholder  approval is not  required,  and will not be sought,  with regard to the Stock Split; and

     (f) The Stock Split will be effective as of May 18, 1998.

                           By:
                                    --------------------------
                           Name:    Erin E. MacDonald
                           Title:   President

STATE OF NEVADA   )
                  ) SS:
COUNTY OF CLARK   )

     This  instrument  was  acknowledged  before  me on May 14,  1998 by Erin E.
MacDonald as the President of Sierra Health Services, Inc.

                                    ------------------------------
                                            NOTARY PUBLIC

                                    My Commission Expires on: Aug 14, 2000

                           By:
                                    ------------------------------
                           Name:    Frank E. Collins
                           Title:   Secretary

STATE OF NEVADA   )
                  ) SS:
COUNTY OF CLARK   )

     This  instrument  was  acknowledged  before me on May 14,  1998 by Frank E.
Collins as the Secretary of Sierra Health Services, Inc.

                                         ---------------------------
                                            NOTARY PUBLIC

                                    My Commission Expires on: Aug 14, 2000